UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2011
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania	17402

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 717-757-7660
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 14, 2011, The Bon-Ton Stores, Inc. (the “Company”) issued a press release, which is attached hereto as Exhibit 99.1, announcing that Byron L. Bergren, the Company’s current President and Chief Executive Officer, will transition from such role to become Chairman of the Board of the Company. In connection with such transition, the Company and Mr. Bergren, on November 14, 2011, entered into a Sixth Amendment (the “Sixth Amendment”) to Mr. Bergren’s Employment Agreement (as amended, the “Employment Agreement”).
The description of the material terms of the Sixth Amendment set forth below is qualified in its entirety by the Sixth Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
The Sixth Amendment provides that if at any time following the date of the Sixth Amendment Mr. Bergren’s employment as President and/or Chief Executive Officer of the Company is terminated by the Company without Cause (as such term is defined in the Agreement), then simultaneously with or promptly after such termination, Mr. Bergren shall be appointed as the non-executive Chairman of the Board of the Company and shall be entitled to the following payments and benefits: (a) prompt payment of all accrued and unpaid Base Salary earned by Mr. Bergren under Paragraph 4(a) of the Agreement and accrued but unused vacation pay through the date of termination of employment as President and/or Chief Executive Officer; and (b) a pro-rated bonus, if earned based on the Company’s full-year performance.
The Sixth Amendment provides that such a termination of employment will not constitute Good Reason (as such term is defined in the Agreement). The Sixth Amendment further provides that upon such a termination, any unvested equity award issued to Mr. Bergren and outstanding as of the date of such termination shall continue to vest in accordance with the vesting terms set forth in the applicable grant document, and that Mr. Bergren shall not be entitled to any compensation (whether cash compensation or equity compensation), remuneration or benefit other than as specifically provided in the Sixth Amendment and, if applicable, Section 13(f)(i)(B)(I)(i) or 13(f)(i)(B)(I)(iii) of the Agreement relating to a Change of Control Payment (if applicable under the terms of the Sixth Amendment).
If Mr. Bergren is appointed as the non-executive Chairman of the Board of Directors in accordance with the terms of the Sixth Amendment, the Sixth Amendment provides that the Company shall cause Mr. Bergren to continue to be elected as a Director and to be appointed as the non-executive Chairman of the Board, in each case through the date of the first annual meeting of shareholders of the Company that is at least 12 months following the CEO Termination Date (as such term is defined in the Agreement).

Forward-Looking Statements
Certain information included in this report and other materials filed or to be filed by the Company with the Securities and Exchange Commission contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “would,” “will,” “plan,” “expect,” “believe,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators; Mr. Bergren’s continued willingness to serve as chief executive officer; and the successful search for a new chief executive officer. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Sixth Amendment to Employment Agreement with Byron L. Bergren, dated November 14, 2011

99.1	Press Release issued November 14, 2011 regarding Byron L. Bergren’s transition from CEO to Chairman of the Board
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Dated: November 15, 2011